Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2020 FINANCIAL RESULTS

Zeeland, Michigan, January 29, 2021 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2020.
Fourth Quarter and Calendar Year 2020 Highlights

•Record quarterly net sales of $529.9 million, a 19% increase compared to the fourth quarter of 2019
•Full Display Mirror® unit shipments of 1.053 million in 2020, a 42% increase compared to 2019, despite a 16% decline in global light vehicle production for the same period
•Quarterly gross profit margin of 40.9%
◦440 basis point increase versus the fourth quarter of 2019
◦120 basis point increase versus the third quarter of 2020
•Quarterly net income of $143.3 million
◦44% increase compared to the fourth quarter of 2019
◦Highest quarterly net income in Company history
•Earnings per diluted share of $0.58 for the fourth quarter
◦49% increase compared to the fourth quarter of 2019
◦Highest quarterly diluted EPS in Company history
•Remaining balance of short-term debt ($25 million) repaid during the fourth quarter
◦Net cash and investment balances of approximately $613 million as of December 31, 2020
◦2.5 million shares repurchased during the fourth quarter of 2020 at an average price of $31.82 per share
•Cash returned to shareholders during 2020: $405.7 million
◦$288.5 million in share repurchases
◦$117.2 million in dividends

Fourth Quarter 2020
For the fourth quarter of 2020, the Company reported net sales of $529.9 million, an increase of 19% compared to net sales of $443.8 million for the fourth quarter of 2019. The increase in revenue on a

Exhibit 99.1
quarter over quarter basis was due, in large part, to the 14% quarter over quarter increase in auto-dimming mirror unit shipments and strong advanced feature product mix. The growth in units was particularly strong for Full Display Mirror® which grew at 96% quarter over quarter, and exterior auto-dimming mirrors, which increased 16% quarter over quarter. The 19% increase in sales on a quarter over quarter basis was in contrast to relatively modest growth in global light vehicle production of approximately 3% compared to the fourth quarter of 2019. The sales growth rate for the quarter equates to a 16% out-performance versus the underlying market and represents one of the highest growth rates for the Company in many years. "The entire fourth quarter was a continuation of the furious pace that we were operating at towards the end of the third quarter of 2020. In fact, during most of the fourth quarter, our shipment volumes were at a level that had never been achieved by the company previously and were also well above our forecast heading into the quarter,” said President and CEO Steve Downing. “Our employees stepped up to this challenge and worked tirelessly to keep up with demand from our customers. Achieving sales of this magnitude required unbelievable effort from the entire Gentex team and was accomplished by our operations team’s willingness to work seven days a week, along with the assistance of salaried team members who volunteered to work in operations,” noted Downing.
The gross margin in the fourth quarter of 2020 was 40.9% compared with a gross margin of 36.5% in the fourth quarter of 2019. The quarter over quarter increase in gross margin was positively impacted by the large increase in sales levels and the structural cost savings implemented during the second quarter of 2020. A number of other factors positively impacted the gross margin during the fourth quarter of 2020, including positive product mix from growth in both Full Display Mirror® unit and exterior auto-dimming mirror unit shipments, purchasing cost reductions, and operational efficiencies. “We mentioned in the third quarter release and earnings conference call that we were anticipating success in the second half of 2020 based on all of the work we performed during the pandemic, and these fourth quarter results have more than delivered on those expectations. In fact, the Company’s gross margin of 40.9% is the highest quarterly gross margin for the Company since the second quarter of 2004,” said Downing.

Exhibit 99.1
Operating expenses during the fourth quarter of 2020 were up 7% to $54.3 million when compared to operating expenses of $50.9 million in the fourth quarter of 2019.
Income from operations for the fourth quarter of 2020 was $162.4 million, a 46% increase when compared to $110.9 million for the fourth quarter of 2019. "We are very pleased to see this kind of operating leverage during the fourth quarter of 2020. As a Company, we pride ourselves on being financially disciplined, while maintaining our focus on new technology. We believe that these quarterly results, when combined with the new product announcements and innovations shown during our virtual CES events, prove that these seemingly opposed objectives can absolutely be accomplished at the same time,” said Downing.
In the fourth quarter of 2020 net income was $143.3 million which set a Company record and represented a 44% increase when compared to net income of $99.5 million in the fourth quarter of 2019.
Earnings per diluted share in the fourth quarter of 2020 were $0.58, which was a 49% increase when compared with earnings per diluted share of $0.39 in the fourth quarter of 2019. "The financial results of the Company in the fourth quarter are truly extraordinary given the year that we have been through. Our continued focus and discipline has produced tangible results through the entire income statement,” said Downing. “When you combine this level of financial performance, with our common sense approach to capital allocation, we believe we are forging a pathway to a significant increase in overall shareholder returns. Our share repurchases during 2020 resulted in a 4% reduction in shares outstanding, which will also help provide a meaningful increase to the return profile of the Company," commented Downing.
Calendar Year 2020
For calendar year 2020, the Company’s net sales were $1.68 billion, which was a decrease of 9% compared to net sales of $1.86 billion in calendar year 2019. Global light vehicle production for calendar year 2020 decreased approximately 16% compared to global light vehicle production in 2019. The primary driver for the lower sales was the reduction in global light vehicle production as a result of the pandemic.

Exhibit 99.1
For calendar year 2020, the gross margin was 35.9%, compared with a gross margin of 37% for calendar year 2019. The gross margin declined on a year over year basis due to the impact of lower net sales driven by the pandemic. The gross margin of the Company improved to 40.3% for the second half of 2020 from 29.3% during the first half of the year.
Net income for calendar year 2020 was $347.6 million, down 18.2% compared with net income of $424.7 million in calendar year 2019.
Earnings per diluted share for calendar year 2020 were $1.41, compared with earnings per diluted share of $1.66 in calendar year 2019.
Segment Sales
Automotive net sales during the fourth quarter of 2020 were $521.6 million, representing a 20% increase when compared to $433.8 million in the fourth quarter of 2019. This increase was driven by a 14% increase in auto-dimming mirror unit shipments during the fourth quarter of 2020 as compared with the fourth quarter of 2019, as well as the quarter over quarter growth in Full Display Mirror® unit shipments.
Other net sales in the fourth quarter of 2020, which includes dimmable aircraft windows and fire protection products, were $8.3 million, a decrease of 17% compared to Other net sales of $10.0 million in the fourth quarter of 2019. Dimmable aircraft window sales decreased by 34% for the fourth quarter of 2020 when compared to the fourth quarter of 2019. The Company expects that dimmable aircraft window sales will continue to be impacted until the aerospace industry strengthens and the Boeing 787 production levels improve.
Debt Repayment

During the fourth quarter of 2020, the Company paid down the remaining $25 million of debt on the Company's revolving credit facility. As of December 31, 2020, the Company does not have any short or long term debt.

Exhibit 99.1
Share Repurchases
The Company repurchased 2.5 million shares of its common stock during the fourth quarter of 2020 at an average price of $31.82 per share. For the year ended December 31, 2020, the Company repurchased 10.6 million shares of its common stock at an average price of $27.10 per share. As of December 31, 2020, the Company has 9.4 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2021 and 2022 are based on the IHS Markit mid-January 2021 forecast for light vehicle production in North America, Europe, Japan/ Korea, and China and are detailed in the table herein.
Based on the following light vehicle production forecasts for 2021 and 2022, the Company is giving certain annual guidance for 2021 and revenue guidance for 2022:

Light Vehicle Production (per IHS Markit January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2022	Calendar Year 2021	Calendar Year 2020	2022 vs. 2021 % Change	2021 vs. 2020 % Change
North America	16.7	16.3	13.0	2%	25%
Europe	20.1	19.0	16.6	6%	14%
Japan and Korea	12.1	12.0	11.2	1%	7%
China	26.0	25.1	23.6	4%	6%
Total Light Vehicle Production	74.9	72.4	64.4	3%	12%

2021 Guidance
Revenue	$1.94 - $2.02 billion
Gross Margin	39% - 40%
Operating Expenses (E, R&D and S, G&A)	$210 - $220 million
Estimated Annual Tax Rate	16% - 18%
Capital Expenditures	$85 - $95 million
Depreciation & Amortization	$105 - $110 million

Exhibit 99.1
     Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2022, the Company currently expects calendar year 2022 sales growth of approximately 4% - 8% above the 2021 sales estimates.
"In 2020, the Company experienced a severe, unexpected reduction in production volumes and revenue, especially in the second quarter, that was unlike anything in our history. While we are very thankful to be through what we hope to be the worst of the storm, we remain cautious about 2021 due to instability in our end markets, potential supply issues, international trade concerns, and the potential for long-term negative economic impacts from the pandemic. Despite these issues, we are hopeful that 2021 will develop in-line with our forecast, which suggests a record year for the Company. Over the last few years we have often been asked questions about the bear case against the Company, which was that our margin profile would not be sustainable over the long term, especially if there were another automotive recession. Historically, we have answered that question by describing our plans to adjust, if necessary, to a new economic environment. In 2020, we answered that question through our actions. Our team worked hard to adapt to the lower vehicle production volumes, addressed our cost structure, all while increasing throughput and yields. These actions resulted in significantly improved profitability in the second half of the year. This is evidence of our ability to drive shareholder value not only as a growth company, but also as a company that will find a way to thrive during a significant downturn. The most complex part of managing through this pandemic has been finding a way to improve the cost structure of the business, while not compromising our growth potential over the next five to ten years. Our announcements during virtual CES are evidence of the fact that we have managed our way through this crisis with our product pipeline fully intact and with more potential growth drivers available to the Company than ever before,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-

Exhibit 99.1
looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; supply chain disruptions; our dependence on key management; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional

Exhibit 99.1
information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of January 18, 2021 (http://www.gentex.com/forecast-disclaimer).
Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 29, 2021. The dial-in number to participate in the call is (844) 389-8658, passcode 1054528. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/dqow5rdv. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2020	2019	% Change	2020	2019	% Change
North American Interior Mirrors	2,228	1,985	12%	7,293	8,556	(15)%
North American Exterior Mirrors	1,528	1,318	16%	4,622	5,279	(12)%
Total North American Mirror Units	3,756	3,304	14%	11,915	13,836	(14)%
International Interior Mirrors	5,935	5,253	13%	18,830	21,038	(10)%
International Exterior Mirrors	2,285	1,981	15%	7,476	8,007	(7)%
Total International Mirror Units	8,220	7,234	14%	26,307	29,044	(9)%
Total Interior Mirrors	8,162	7,238	13%	26,123	29,594	(12)%
Total Exterior Mirrors	3,814	3,300	16%	12,098	13,286	(9)%
Total Auto-Dimming Mirror Units	11,976	10,538	14%	38,221	42,880	(11)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2020	2019	2020	2019
Net Sales	$529,863,539	$443,835,638	$1,688,189,405	$1,858,897,406
Cost of Goods Sold	313,189,019	282,031,064	1,082,745,885	1,170,589,437
Gross profit	216,674,520	161,804,574	605,443,520	688,307,969

Engineering, Research & Development	29,513,926	28,840,060	115,935,047	114,687,309
Selling, General & Administrative	24,746,301	22,063,889	89,952,381	85,083,056
Income from operations	162,414,293	110,900,625	399,556,092	488,537,604

Other Income	3,099,015	2,744,108	12,256,837	11,877,730
Income before Income Taxes	165,513,308	113,644,733	411,812,929	500,415,334

Provision for Income Taxes	22,174,057	14,097,683	64,249,308	75,731,395
Net Income	$143,339,251	$99,547,050	$347,563,621	$424,683,939

Earnings Per Share(1)
Basic	$0.59	$0.39	$1.41	$1.67
Diluted	$0.58	$0.39	$1.41	$1.66

Cash Dividends Declared per Share	$0.120	$0.115	$0.480	$0.460

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and Cash Equivalents	$423,371,036	$296,321,622
Short-Term Investments	27,164,369	140,384,053
Accounts Receivable, net	284,925,335	235,410,326
Inventories	226,291,843	248,941,855
Other Current Assets	17,577,981	29,319,036
Total Current Assets	979,330,564	950,376,892

Plant and Equipment - Net	468,135,135	498,316,100

Goodwill	311,922,787	307,365,845
Long-Term Investments	162,028,068	139,909,323
Intangible Assets	249,748,127	250,375,000
Patents and Other Assets	26,776,489	22,460,033
Total Other Assets	750,475,471	720,110,201

Total Assets	$2,197,941,170	$2,168,803,193

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$177,736,857	$171,846,800
Other Non-current Liabilities	17,300,442	7,414,424
Deferred Income Taxes	38,960,743	51,454,149
Shareholders' Investment	1,963,943,128	1,938,087,820
Total Liabilities & Shareholders' Investment	$2,197,941,170	$2,168,803,193